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EXHIBIT 4.9

The Coca-Cola Company

COCA-COLA PLAZA
ATLANTA, GEORGIA

ADDRESS REPLY TO P.O. BOX 1734 ATLANTA, GA 30301 404 676-2121

October 7, 2012

Coca-Cola Hellenic Bottling Company S.A.
9 Fragoklissias
151 25 Maroussi
Athens, Greece

Gentlemen:

By this letter, it is hereby confirmed that The Coca-Cola Company has agreed to extend the term of the Bottlers' Agreements currently in place with CCH Bottlers for the additional term of ten (10) years provided for in the text of the current agreements. The additional term will be effective from January 1, 2014 to December 31, 2023. Such extensions will be documented using the attached form.

Sincerely,
THE COCA-COLA COMPANY
By:	/s/ MARIE QUINTERO-JOHNSON Authorized Representative

Classified — Confidential

                        , 2012

CCH Bottler

Gentlemen:

Reference is made to the Bottler's Agreement, effective January I, 2004, by and among The Coca-Cola Company, The Coca-Cola Export Corporation (The Coca-Cola Company and The Coca-Cola Export Corporation hereinafter collectively referred to as the "Company" unless otherwise specified) and [CCH BOTTLER] (hereinafter the "Bottler") authorizing the Bottler to prepare and package the Beverage COCA-COLA and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks in the specified Territory (hereinafter collectively referred to as the "Bottler's Agreements"). The terms used herein have the same meaning assigned to them as in the Bottler's Agreements unless otherwise specifically stated.

The terms of the Bottler's Agreements are hereby extended from December 31, 2013, the date of expiration thereof, to

December 31, 2023.

Pursuant to the Bottler's Agreements, the parties will agree, during the term of the agreement, to a set of performance metrics, an annual review of progress against these metrics and to provide full transparency in these reviews.

Except as herein modified, the stipulations, covenants, agreements, terms, conditions and provisions of the Bottler's Agreements shall continue in full force and effect, provided they shall finally terminate on December 31, 2023, without .the right of a tacit renewal being claimed by you.

Please indicate your agreement by signing and returning the enclosed two duplicates hereof.

Sincerely,
THE COCA-COLA COMPANY
By:	Authorized Representative
THE COCA-COLA EXPORT CORPORATION
By:	Authorized Representative

Accepted:
[CCH BOTTLER]
By:	Authorized Representative

Classified — Confidential

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  EXHIBIT 4.9
The Coca-Cola Company